Exhibit 99.1

NEWS RELEASE	FOR IMMEDIATE RELEASE

For Further Information Contact:
Jack Weinstein	Melody Carey
Chief Financial Officer	Rx Communications
(201) 934-4201	(917) 322-2568
jweinstein@catalystpharma.com	mcarey@rxir.com

CATALYST PHARMACEUTICAL PARTNERS, INC.

RAISES $1.5 MILLION IN REGISTERED DIRECT OFFERING

CORAL GABLES, FL, August 6, 2010 — Catalyst Pharmaceutical Partners, Inc. (NasdaqCM: CPRX) today announced that it has entered into definitive agreements to sell 1,351,352 shares of its common stock at a price per share of $1.11 pursuant to a registered direct offering to two large mutual funds, representing gross proceeds of $1.5 million.

The closing of the offering is expected to take place on August 9, 2010, subject to the satisfaction of customary closing conditions. Catalyst intends to use the proceeds from the offering for general corporate purposes.

The shares are being offered by Catalyst Pharmaceutical Partners, Inc. pursuant to a shelf registration statement filed with the Securities and Exchange Commission that was declared effective on June 26, 2008.

Patrick J. McEnany, Catalyst’s Chief Executive Officer, said, “We expect that this financing will provide sufficient capital for Catalyst to operate into early 2012 and through the announcement of top-line results of our CPP-109 U.S. Phase II(b) cocaine trial.”

About Catalyst Pharmaceutical Partners

Catalyst Pharmaceutical Partners, Inc. is a development-stage biopharmaceutical company focused on the development and commercialization of prescription drugs targeting addiction and other diseases of the central nervous system such as epilepsy and neuropathic pain. Catalyst has two products in development, and is currently evaluating the lead product candidate, CPP-109 (vigabatrin, a GABA aminotransferase inhibitor) for the treatment of cocaine addiction. CPP-109 has been granted “Fast Track” status by the U.S. Food & Drug Administration (FDA) for the treatment of cocaine addiction, which indicates that the FDA has recognized that CPP-109 is intended for the treatment of a serious or life-threatening condition for which there is no effective treatment and which demonstrates the potential to address an unmet medical need. Catalyst also expects to evaluate CPP-109 for the treatment of other addictions and obsessive-

compulsive disorders. Catalyst is also in the early stages of developing CPP-115, another GABA aminotransferase inhibitor that could be more potent than vigabatrin but may have reduced side effects (e.g., visual field defects, or VFDs) from those associated with vigabatrin. Catalyst is planning to develop CPP-115 for several indications including drug addiction, epilepsy and neuropathic pain. Catalyst believes that it controls all current intellectual property for drugs that have a mechanism of action related to GABA aminotransferase. For more information about the Company, go to www.catalystpharma.com.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements involve known and unknown `risks and uncertainties which may cause the Company’s actual results in future periods to differ materially from forecasted results. A number of factors, including those described in the Company’s filings with the U.S. Securities and Exchange Commission (“SEC”), could adversely affect the Company. Copies of the Company’s filings with the SEC are available from the SEC, may be found on the Company’s website or may be obtained upon request from the Company. The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date.

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